

TLC SongShares® Coming Soon

"NO SCRUBS - TLC VERSION," "CREEP - TLC VERSION," AND "DIGGIN' ON YOU - TLC VERSION" SONGSHARES® ARE COMING SOON

TLC SONGSHARES® DROP

How It Works



- Sign Up To Get Notified When Public Sale Launches
- Register at SongVest.com
- Buy Your SongShares®
- Earn Music Royalties

This is your chance to **own a piece of your favorite TLC songs**! Get TLC SongShares® for newly-released versions of **"No Scrubs - TLC Version," "Creep - TLC Version,"** and **"Diggin' On You - TLC Version."** Purchase your SongShares® during the Public Sale and any earned streaming **music royalties will be paid directly to you**.

If you reserved TLC SongShares® during the VIP Auction, you will receive an email from us with the date of the VIP Sale. When we launch the VIP Sale, you will have 24 hours to purchase your reserved TLC SongShares®. If there are TLC SongShares®

available for purchase after the VIP Sale, these will go on sale to the general public during the Public Sale. Stay tuned for upcoming dates.

SongShares® owners will be able to claim a commemorative digital collectible via **OneOf**.

COMING SOON
"Creep - TLC Version"
"Diggin' on You - TLC Version"
"No Scrubs - TLC Version"

GET NOTIFIED | FAQs | Tour





Wat3rfalls (TLC Version)
TLC
PREVIEW

1 No Scrubs - TLC Version
TLC
3:32

2 Waterfalls - TLC Version
TLC
4:39

3 Creep - TLC Version
TLC
4:26

Diggin' On You - TLC Version

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VIP Auction "Test The Waters" Legend

RoyaltyTraders, LLC ("SongVest") is conducting a VIP Auction, also known as a “testing the waters” for a potential offering under Tier 2 of Regulation A of the Securities Act. No money or other consideration will be solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the Offering Circular by the SEC. An indication of interest made by a prospective investor is non-binding and involves no obligation or commitment of any kind. Any offer to buy securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Circular that has been qualified by the SEC. A copy of the most recent version of the

Offering Circular may be obtained online here: https://www.songvest.com/offering

FAQs

What are royalties?

Royalties are payments made from one party (the licensee) to another (the licensor) for the right to the use of an asset. The asset can be virtually anything — from tangible assets like minerals and oil to intellectual property like songs, brands and patents. Royalties are usually paid as a percentage of revenues, gross or net, yielded from the use of the asset.

What am I buying?

SongVest offers the opportunity to purchase future royalty revenue generated by music. Details about the royalty stream you are purchasing and the asset which generates it will be available in the specific listing you are viewing.

Each listing will explicitly state the length of investment for the royalty stream at auction. There are many types of royalties for many different assets, so lengths of ownership vary. Please read the details on the specific listing.

What are SongShares?

SongShares are fractional shares of royalty streams, and an exciting new way for anyone to buy a stake in the royalties of songs they love and share in the income. SongVest is the first to utilize Regulation A+ of the U.S. Securities and Exchange Commission in order to sell music royalties in SongShares which are "royalty share units." In each offering, SongVest experts work with a seller to evaluate their catalog, determine the limited number of royalty share units to be sold, and create a listing.

What is a VIP Auction?

A VIP Auction is the first step in buying SongShares

where bidders can reserve the number of units they want to buy at the current price, after the offering is qualified by the SEC. If all units are reserved at the starting price, the price will go up and bidding will continue. It's possible that you could be outbid and lose your SongShares. Bidders can place hard bids or proxy bids on each VIP Auction, and will receive notifications if they have been outbid or when the auction closes. Participants in the VIP Auction that have a successful bid at the end will have the first opportunity to purchase those reserved units.

Under SEC guidelines, the non-binding VIP ("Verify Interest of Participation") Auction with potential investors is used to price the interests in the offering of royalty share units. It is also referred to as a "Test The Waters" auction under Tier 2 of Regulation A of the Securities Act and the offering circular.

How does bidding work?

[Watch a video explanation]

During the VIP Auction period, participants can make non-binding bids on a fractional share of the royalty stream. The number of royalty share units available will vary for each auction.Once all units have sold out at a certain price, it will automatically increase by a set amount and allow for more bids on the total number of SongShares. This will repeat with price increasing until time runs out and more bids are made.

Bidders can place either HARD bids or PROXY bids. HARD bids are immediate bids at the current price for a specific number of units. A PROXY bid is when you set a maximum price and number of units you would purchase and the system will automatically bid for you if the price increases.SongVest's auction platform shows bidders the current price and bid status, and then will notify them if they are outbid.

When the VIP Auction is over, the price will be set at the highest amount achieved when all were SOLD OUT. If only half of the units were sold at $275, then the final set price would be $270.After the auction and SEC qualification, all participants with successful bids of SongShares will have the option to purchase the units before the general public offering!

What happens if I win a VIP Auction?

If you have a successful bid at the end of the VIP Auction, you will have the option to purchase those SongShares during the VIP Sale before the general public, and after the offering qualified by the SEC.You may purchase up to as many royalty units as you reserved during the Auction. For example, if you reserved 50 SongShares, you can purchase 1, 2, 10, or any quantity up to 50 units. There will be some time between the end of a VIP Auction and the VIP Sale or public offering. This is due to the SEC qualification process which can take two weeks.

What happens at the end of the VIP Auction?

SongVest uses the Five Minute Rule for auctions, whereby if a bid is placed in the final five minutes of an auction the listing will stay open for an additional five minutes. There is no limit to the number of times an auction can be extended. So we recommend that bidders check back often as an auction nears closing time. When the auction has officially come to a close, the listing will indicate “Auction is Closed”.

SongVest makes every effort to ensure system availability. However, we reserve the right to (in rare cases) close an auction prior to, or extend it beyond, the posted closing time. This may be done at our discretion and without warning. SongVest is not responsible for incomplete, failed, garbled, scrambled, delayed or misdirected computer transmissions due to technical computer hardware or software failures or other errors of any kind.

If you have a successful bid at the end of the VIP Auction, you will have the opportunity to purchase those SongShares during the VIP Sale before the general public, and after it is qualified by the SEC.

What is a VIP Sale or Public Sale?

After a VIP Auction is complete, participants who had a winning bid at the close will have the first opportunity to buy their SongShares at the price set during a private VIP Sale. These bidders can purchase UP TO the number of shares they had as part of their winning bid. They can purchase less, but not more. After the VIP Sale window, all remaining shares will be available for the public to purchase at that same price. Eligible participants in the VIP Sale who missed their window, or who want to buy additional shares, can do so during the live public offering. Purchasers

will make payment through the SongVest website and will receive a Buyer Subscription document via docusign that must be electronically signed before the transaction is considered complete.

When all SongShares are sold, or the minimum amount of the offering as defined in the Royalty Option Agreement has been reached, the offering can close.

How do I pay?

No money will be accepted until the offering is qualified by the SEC, which can be two weeks or more after it is submitted to the SEC. Buyers must connect their US-based bank account or credit card to their profile to complete registration on the site, and to pay for any offerings. All payments are processed through an escrow account at North Capital.

When do I receive royalty payments?

Royalties are paid on a quarterly basis to the US-based bank account connected to your SongVest profile. An investor's first royalty payment for a SongShare will be disbursed in the quarter following the reassignment of the stream. Any earned royalties will be paid out 45 days after the end of the quarter in which they were received. For example, royalties received in Q1 (Jan-Mar) will be distributed by May 15.

The reassignment process takes longer for some listings than others, depending on the payment company, and it is generally completed within 1 month if not sooner. If this process takes longer than a quarter, the first distribution will include payment for all distributions that would have occurred during the waiting period. You must own the SongShares at 11:59pm ET on the last day of the quarter to receive payment (March 31, June 30, September 30, December 31).

You are able to view your total investments in your SongVest dashboard, along with your royalty payment history.

For all other questions outside of this TLC promo, please reference our company FAQ page for more details on SongVest related questions.

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This offering is made in reliance on Regulation A under the Securities Act of 1933. The securities offered are speculative, illiquid, and an investor could lose the entire investment. Investors should read the relevant Offering Circular and consider the risks disclosed therein before investing. SongVest is a startup and is operating at a loss.

Disclaimer

IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. REGULATION A OFFERINGS ARE SPECULATIVE, ILLIQUID, AND INVOLVE A HIGH DEGREE OF RISK, INCLUDING THE POSSIBLE LOSS OF YOUR ENTIRE INVESTMENT.

SongVest is offering securities through the use of an Offering Statement that the Securities and ExchangeCommission ('SEC") has qualified under Tier II of Regulation A. While the SEC staff reviews certain forms and filings for compliance with disclosure obligations, the SEC does not evaluate the merits of any offering, nor does it determine if any securities offered are "good" investments. Commission ('SEC") has qualified under Tier II of Regulation A. While the SEC staff reviews certain forms and filings for compliance with disclosure obligations, the SEC does not evaluate the merits of any offering, nor does it determine if any securities offered are "good" investments.

Dalmore Group LLC ("Dalmore") is registered with the Securities and Exchange Commission ("SEC") as a broker-dealer, member of Financial Industry Regulatory Authority, Inc. ("FINRA") and Securities Investor Protection Corporation ("SIPC") and is the broker-dealer of record on this issuer direct offering.

This profile may contain forward-looking statements and information relating to, among other things, the company, its business plan and strategy, and its markets or industry. These statements reflect management's current views regarding future events based on available information and are subject to risks and uncertainties that could cause the company's actual results to differ materially. Investors are cautioned not to place undue reliance on these forward-looking statements as they are meant for illustrative purposes, and they do not represent guarantees of future results, levels of activity, performance, or achievements, all of which cannot be made. Moreover, although management believes that the expectations reflected in the forward-looking statements are reasonable, neither SongVest nor anyone acting on its behalf can give any assurance that such expectations will prove to have been correct nor do they have a duty to update any such statements to conform them to actual results. By accessing this site and any pages on this site, you agree to be bound by our Terms of Use and Privacy Policy, as may be amended from time to time without notice or liability.

Read the Offering Circular before you invest. https://www.songvest.com/offering